Exhibit 10.41

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 10, 2009 and effective as of the first day of January 1, 2010, by and between STEM CELL THERAPY INTERNATIONAL, INC. (in the process of changing the name to Amstem Corporation), a corporation organized under the laws of Nevada (the “Company”), and Andrew J. Norstrud, an individual (“Executive”), residing in Tampa, Florida.

W I T N E S S E T H:

WHEREAS, the Company a leading research and development company in the regenerative medicine field (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Agreement identified in writing by the Company to Executive at the date of such termination, are hereinafter referred to as the “Business Activities”);

WHEREAS, the Company desires to employ Executive upon the terms and subject to the terms and conditions set forth in this Agreement; and,

WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Capacity and Duties. Executive is and shall be employed in the capacity of Chief Financial Officer of the Company and shall have such duties, responsibilities and authorities as are assigned to him by the Board of Directors and the Chief Executive Officer of the Company (the “Board”). Subject to the control and general directions of, and the general policies and guidelines established, by the Board and except as otherwise herein provided, Executive shall devote such of his business time, best efforts and attention as necessary to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Agreement. There will be no duties or responsibilities given to the Executive that are ethically or professionally in conflict with the Securities and Exchange Commission or his responsibilities as a Certified Public Accountant.

Section 3. Term of Employment. The initial term of employment of Executive by the Company pursuant to this Agreement shall be for the period (the “Initial Term”) commencing on

January 1, 2010, and terminating on January 1, 2014, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement. The Initial Term automatically shall be extended for successive additional one year periods (each, an “Extended Term”) unless written notice is given by either party to the other party no later than 30 days prior to the expiration of the Initial Term or any Extended Term. (The Initial Term, together with each and any Extended Term, is sometimes hereinafter called the “Employment Period”).

Section 4. Place of Employment. Executive’s principal place of work shall be located at the principal offices of the Company in Tampa, Florida.

Section 5. Compensation. During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

5.01 Base Salary. The Company shall compensate Executive during the Initial Term for his services hereunder with a base annual salary of Two Hundred and Twenty Five Thousand and No Dollars ($225,000.00), payable at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, as salaries are paid generally to other executive officers of the Company. Executive’s salary will be adjusted on an annual basis for the first and each successive Extended Term, with a minimum of a Ten Thousand and No Dollar ($10,000.00) increase per annum. The Company shall give notice to Executive of any such adjustment no later than 45 days prior to the expiration of the Initial Term or any Extended Term.

5.02 Bonus. The Executive shall be entitled to an annual cash bonus of up to 30% of his base salary per year, based on criteria established by the Chief Executive officer and subject to the approval of the Compensation Committee of the Board. In addition, the Company may pay to Executive additional cash or other bonuses on an annual or other basis in the sole discretion of the Compensation Committee of the Board and Executive shall become a participant in any incentive compensation or bonus plan adopted by the Board for any highly compensated officers or other significant employees of the Company on such terms as shall be determined by the Compensation Committee of the Board. Any amounts paid or payable to or on behalf of Employee shall be prorated through the Date of Termination.

5.03 Other Compensation. The Company shall provide Executive with the other benefits specified on Exhibit 5.03 attached hereto.

Section 6. Adherence to Standards; Review of Performance. Executive shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company. The Board and/or the Chief Executive Officer of the Company shall periodically review and evaluate the performance of Executive under this Agreement with Executive.

Section 7. Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with Company policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement.

Section 8. Termination Following a Change in Control.

8.01 In the event that a “Change in Control” of the Company shall occur at any time during the Term hereof, Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days written notice given at any time within twelve (12) months after the occurrence of such event. In such event, or if the Company terminates Executive’s employment at any time other than for Cause within twelve (12) months following a Change in Control, then in either such event, Executive shall be entitled to (a) vesting of all options; and (b) continuation of his base salary plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid, and all benefits pursuant to Section 5 of this Agreement, for the greater of the then current term of the Employment Period, or twelve (12) months.

8.02 For purposes of this Agreement, a “Change in Control” shall include any of the events described below:

(a) Any one person, or more than one person acting as a group (as determined under Subsection (d) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Company possessing 35 percent or more of the total voting power of the outstanding equity securities of the Company; or

(b) a majority of members of the Board of Directors is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

(c) any one person, or more than one person acting as a group (as determined in Subsection (e) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) The Executive acknowledges that this section does not include the transaction that was recently filed with the Security and Exchange commission on August 25, 2009.

8.03 Anything herein to the contrary notwithstanding, Section 8.01 will not apply where Executive gives his explicit written waiver stating that for the purposes of Section 8.01 a Change in Control shall not be deemed to have occurred. Executive’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

Notwithstanding the foregoing, no Change in Control shall be considered to have occurred for purposes of this Agreement by reason of any issuance of Common Stock or other equity securities of the Company in any public offering or private placement approved by the Board of Directors, by reason of the issuance of Common Stock upon the exercise of warrants or any convertible securities which were approved by the Board of Directors, or by reason of a change in the composition of the Board of Directors resulting from the appointment of one or more directors pursuant to Board representation rights granted to a venture capital fund or similar investor. Further, no Change in Control shall be considered to have occurred by reason of a transfer of Common Stock or assets of the Company to the members of the Company or to another entity that is controlled by the members of the Company immediately after the transfer.

For purposes of this Section 8, persons will not be considered to be acting as a group solely because they purchase assets or purchase or own equity securities of the same firm at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation or limited liability company that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company.

Section 9. Termination with Cause by the Company. This Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Executive the Notice of Termination (as hereinafter defined), and (ii) pay Executive his base salary through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but which has not yet been paid. Notwithstanding the foregoing, if Executive is terminated with Cause pursuant to Section 11.02(ii) and, subsequently, charges are dropped, Executive is found not guilty or otherwise cleared of wrongdoing, before or after trial or following appeal, then in such event, the Company shall promptly thereupon recommence payments to Executive (or to his estate in the event of Executive’s death) in the amount of the compensation and other benefits described in Section 5 of this Agreement for a period of twelve (12) months, increased by such amount as may be necessary to make Executive whole for any incremental taxes due as a result of such continuance of payments.

Section 10. Termination without Cause by the Company; Termination by Executive; Non-Renewal. This Agreement may be terminated by (i) the Company by reason of the death or

Disability (as hereinafter defined) of Executive or for no reason at all. If this Agreement is terminated pursuant to either of subsections the Company shall continue to pay to Executive (or to his estate in the event of termination due to Executive’s death) the compensation and other benefits described in Section 5 of this Agreement for the greater of through the last day of the then current term of the Employment Period or twelve (12) months, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid.

Section 11. Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

11.01 “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties under this Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for six consecutive months.

11.02 A termination with “Cause” shall mean a termination of this Agreement by reason of (i) Executive’s conviction of a felony or any other crime involving dishonesty, disloyalty or fraud with respect to the Company; (ii) Executive’s arrest or indictment of any lesser crime or offense committed in connection with the performance of Executive’s duties hereunder; or (iii) a good faith determination by the Board that Executive (a) failed or refused to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and provides a ten (10) day cure period, and Executive continues to refuse or fail to substantially perform as directed by the Board through the duration of the cure period; or (b) Executive’s breach of any of the covenants set forth in Sections 15, 16 or 18 hereof. No act, or failure to act, on Executive’s part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated with Cause unless there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (exclusive of Executive) at a meeting of the Board called and held for the purpose of terminating Executive (after reasonable notice to Executive and opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive failed to perform his duties or engaged in conduct in the manner or of the type set forth above in the first sentence of this Section 11.02 and specifying the particulars thereof in detail.

11.04 Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 4 of this Agreement.

11.05 Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 9 of this Agreement shall not be less than 60 days, and in the case of a termination pursuant to Section 10 of this Agreement shall not be more than 60 days, from the date such Notice of Termination is given); provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

Section 12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of a contest or dispute over Executive’s termination of employment if such contest or dispute is resolved in Executive’s favor.

Section 13. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Section 14. Insurance. The Company may, at any time after the execution of this Agreement, apply for and procure as owner and for its own benefit, life insurance or disability insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive hereby represents that to his knowledge he is in good physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

Section 15. Proprietary Information and Inventions. Executive understands and acknowledges that:

15.01 Trust. Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its subsidiaries (collectively, the “Group”) or applicable to the business of any vendor or customer of any of the Group, which may be made known to Executive by the Group or by any vendor or customer of any of the Group or learned by Executive during the Employment Period.

15.02 Proprietary Information. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Executive during the period of or arising out of my employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called “Proprietary Information,” which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, franchises, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Agreement to the contrary, the term “Proprietary Information” shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Executive, (iii) information which Executive can demonstrate was in Executive’s possession at the time of disclosure and was not acquired by Executive directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Executive on a non-confidential basis from a source other than any of the Group and which source, to the best of Executive’s knowledge, did not acquire the information on a confidential basis, or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Executive assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive’s employment by the Company and after its termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and Executive shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Executive’s duties as an Executive of the Company.

Section 16. Surrender of Documents; No Disparagement. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group. The Company and Executive further agree that neither during the Employment Period or at any time thereafter, neither the Company or Executive will in any way disparage the other.

Section 17. Other Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement and as an Executive of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Agreement.

Section 18. Restrictive Covenant. Executive acknowledges and recognizes Executive’s possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the premises contained herein Executive will not, during the period of Executive’s employment by the Company and for the period ending on the second anniversary of the Termination Date, anywhere in the United States, directly or indirectly (i) engage in any competitive Business Activities, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any competitive Business Activities; (ii) assist others in engaging in any competitive Business Activities in the manner described in the foregoing clause (i); (iii) solicit, induce or influence any employee of the Company to terminate his or her employment with the Company or engage in any competitive Business Activities on behalf of a person other than the Company; or (iv) solicit, induce or influence any consultant, customer or vendor of the Company to terminate, discontinue, reduce or limit its business with the Company; provided, however, that the ownership of no more than two percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any competitive Business Activities. For purposes of this Section 18, a person shall be deemed to be an “employee,” “consultant,” “customer” or “vendor” of the Company, if such person had an employment, consulting or business relationship, as applicable, with the Company during the Initial Term or any Extended Term of this Agreement.

Section 19. Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Executive of any of Sections 15, 16, 17 or 18 of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Executive from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 20. Successive Employment Notice. Within five business days after the Termination Date, Executive shall provide notice to the Company of Executive’s next intended employment. If such employment is not known by Executive at such date, Executive shall notify the Company immediately upon determination of such information. Executive shall continue to provide the Company with notice of Executive’s place and nature of employment and any change in place or nature of employment during the period ending two years after the Termination Date.

Section 21. Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 21, by operation of law or otherwise.

Section 22. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.

Section 23. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 24. Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 25. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

Section 26. Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that, while the Company and Executive consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the goodwill, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 27. Governing Law; Venue. This Agreement shall be construed and enforced pursuant to the laws of the State of Florida, excluding its choice of law provisions. Both parties submit to the jurisdiction of the United States District Court, District of Florida at Tampa, and the Circuit Court in and for Hillsborough County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder. The prevailing party shall be entitled to an award of its reasonable attorneys’ fees incurred in connection with any such judicial proceedings.

Section 28. Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 29. Exhibits. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Executive in four counterparts as of the date first above written.

STEM CELL THERAPY INTERNATIONAL, INC.

By:	/s/ David Stark
David Stark
Chief Executive Officer

EXECUTIVE

/s/ Andrew J. Norstrud

EXHIBIT 5.03 - Other Benefits

1. Vacation and Holidays. Executive shall be entitled to a vacation allowance as mutually agreed between Executive and the Board of Directors; provided, however, Executive shall be entitled to vacation of at least five weeks annually, with the timing of such vacation to be selected by Executive, provided that such timing does not unreasonably interfere with the performance of Executive’s duties under the Agreement. The vacation allowance does not include holidays observed by the Company.

2. Incentive Compensation and Bonus Plans. Executive shall become a participant in any incentive compensation or bonus plan adopted by the Board for any highly compensated officers and other significant employees of the Company, such participation to be on such terms as the Compensation Committee of the Board in its discretion shall determine. Any amounts paid or payable to or on behalf of Executive shall be prorated through the Termination Date.

3. Expense Allotment. In addition to any base salary compensation the Company shall pay to the Executive One thousand One hundred and No Dollars ($1,100) per month net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment. The expense allotment is for the coverage of normal and standard undocumented expenses incurred by the executive such as standard cell phone use, transportation, etc.

4. Medical Insurance. The Company shall provide Executive and his dependents with medical and health insurance coverage in such amounts as are presently provided or may hereafter be provided to the executive officers of the Company, in addition to any executive insurance program the Company implements at a future date. If the Executive elects to not enroll in the Company’s medical insurance, the Company will pay the executive $400.00 per month.

5. Disability Insurance. The Company shall provide Executive with disability insurance coverage in such amounts as are presently provided or may hereafter be provided to the executive officers of the Company.

6. Stock Options. The Company shall grant the Executive a minimum of five Hundred Thousand (500,000) options at the current fair market value of the common stock as quoted on the OTCBB or other exchange on the first business day of each year of the Executive’s employment.

The Company may grant to the Executive stock or additional stock options on an annual or other basis in the sole discretion of the Compensation Committee of the Board.

7. Other Benefits. The Company shall provide Executive with any and all other benefits that generally become available to the executive officers and other significant employees of the Company.